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                                                                    EXHIBIT 99.1


Contact:  Michael Berman                                            (pbiz logo)
          Private Business, Inc.
          615-565-7379



              SCOTT CRAIGHEAD NAMED CHIEF FINANCIAL OFFICER OF PBIZ


NASHVILLE, TENNESSEE (JANUARY 12, 2005) -- Private Business, Inc. (NASDAQ:PBIZ), a leading supplier of financial technology to community banks and middle-market businesses, today announced that its Chief Financial Officer, Gerard M. Hayden, Jr., has resigned from his position at the Company to pursue other opportunities. PBiz also announced the promotion of J. Scott Craighead to Chief Financial Officer. Mr. Craighead currently serves as Vice President of Financial Management for PBiz.

Henry M. Baroco, the Chief Executive Officer of PBiz, said, "We appreciate the services of Gerry Hayden and wish him well in his future endeavors." Commenting on the appointment of Scott Craighead, Mr. Baroco said, "We also welcome Scott Craighead into his new role as Chief Financial Officer. Scott brings to his new position an extensive financial and accounting background and will provide strong financial leadership within our organization. We are fortunate to have him move into the role of CFO to provide stability and continuity as we seek to grow and expand our business."

In addition, Rob McCabe, the head of the Company's Audit Committee, said, "The Audit Committee has worked with Scott in the past, and I am confident that he will continue the Company's commitment to comply with the highest accounting and financial reporting standards."

Mr. Craighead joined PBiz in July 2002. In addition to managing the accounting and finance functions at PBiz during his tenure, Mr. Craighead also leads the Company's Sarbanes Oxley compliance efforts, including implementation of the Company's Section 404 internal control function. Prior to joining PBiz, Mr. Craighead was an audit manager with Arthur Andersen and Ernst & Young, where he conducted and oversaw the audits of a number of public companies including PBiz.

Mr. Craighead has a Bachelor's of Science degree in Accounting from the University of Tennessee and is a Certified Public Accountant.

ABOUT PBIZ
Private Business, Inc. (PBiz) is a leading supplier of financial technology to community banks and middle-market businesses. The Company is headquartered in Brentwood, Tennessee, and its common stock trades on The Nasdaq Stock Market under the symbol PBIZ.

Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the company is unable to predict or control, that may cause the company's actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including, without limitation, risks and uncertainties associated with the company's ability to achieve its growth plans and its ability to attract and retain senior management. These risks and uncertainties are in addition to other factors detailed from time to time in the company's filings with the Securities and Exchange Commission. The company cautions investors that any forward-looking statements made by the company are not necessarily indicative of future performance. The company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.



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